As filed with the Securities and Exchange Commission on November 15, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CSI COMPRESSCO LP
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

94-3450907
(I.R.S. Employer Identification Number)

24955 Interstate 45 North
The Woodlands, Texas 77380
(281) 364-5029
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

24955 Interstate 45 North
The Woodlands, Texas 77380
(281) 364-5029
Owen Serjeant
President
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Bass C. Wallace, Jr. CSI Compressco LP 24955 Interstate 45 North The Woodlands, Texas 77380 (281) 367-1983

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Secondary offering of common units representing limited partner interests	9,500,000(1)(2)	$5.08(3)(4)	$48,260,000.00(4)	$5,849.11
(1)

Pursuant to Rule 416(a) under the Securities Act, the number of common units being registered on behalf of the selling unitholders shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)	Includes an estimated 822,800 common units issuable upon conversion of any Series A Preferred Units that may be issued as quarterly distributions in kind on the Series A Preferred Units.
(3)	The proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, the sale by the holder of such units.
(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of a common unit on November 14, 2018 of $5.08, as reported on the NASDAQ Global Market.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. Securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 15, 2018

PROSPECTUS

CSI COMPRESSCO LP

Common Units Representing Limited Partner Interests

The selling unitholders named in this prospectus may from time to time, in one or more offerings, offer and sell up to 9,500,000 common units, which are issuable upon conversion of our Series A Preferred Units. We will not receive any proceeds from the sale of these common units by the selling unitholders. For a more detailed discussion of the selling unitholders, please read “Selling Unitholders.”

The selling unitholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which the selling unitholders will offer the securities. The specific terms of any securities the selling unitholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which the selling unitholders will offer the securities.

You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our securities. You should also read the documents we have referred you to in the “Where You Can Find More Information” and “Information We Incorporate by Reference” sections of this prospectus for information about us, including our financial statements. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

Our common units are listed on the NASDAQ Global Market, or NASDAQ, under the symbol “CCLP.”

Investing in our securities involves a high degree of risk. You should carefully consider the risks relating to investing in our securities and each of the other risk factors described under “Risk Factors” on page 6 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS           , 2018

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. This prospectus is not an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

i

About This Prospectus

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. The selling unitholders may over time, in one or more offerings, offer and sell up to 9,500,000 of our common units.

This prospectus provides you with a general description of CSI Compressco LP and the securities that are registered hereunder that may be offered by the selling unitholders. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC and is accurate as of the date stated in such report. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

This prospectus does not cover the issuance of any of our common units by us to the selling unitholders, and we will not receive any of the proceeds from any sale of common units by the selling unitholders. Except for underwriting discounts and selling commissions, if any, transfer taxes, if any, and the fees and expenses of their own counsel, if any, which are to be paid by the selling unitholders, we have agreed to pay the expenses incurred in connection with the registration of the common units owned by the selling unitholders covered by this prospectus.

Where You Can Find More Information

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at http://www.csicompressco.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

Information We Incorporate By Reference

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed and prior to effectiveness of the registration statement with the SEC, are incorporated by reference in this prospectus until the termination of all offerings under this registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 2, 2018;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, filed on May 9, 2018, June 30, 2018, filed on August 8, 2018, and September 30, 2018, filed on November 8, 2018;
•	the description of our common units contained in the Registration Statement on Form 8-A, filed on June 3, 2011; and
•

our Current Reports on Form 8-K or 8-K/A filed on January 11, 2018; January 22, 2018; March 9, 2018; March 27, 2018; April 10, 2018; May 9, 2018; June 12, 2018; July 3, 2018; August 10, 2018; September 13, 2018; October 1, 2018; October 10, 2018; November 1, 2018; and November 13, 2018.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

CSI Compressco LP

24955 Interstate 45 North

The Woodlands, Texas 77380

(281) 364-2244

You should rely only on the information contained in, or incorporated by reference in, this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. This prospectus is not an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

Forward-Looking Statements

All statements included or incorporated by reference in this prospectus or in any accompanying prospectus supplement, other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our plans, strategies, prospects and expectations concerning our business, results of operations and financial condition. You can identify many of these statements by looking for words such as “assume,” “may,” “will,” “should,” “goal,” “anticipate,” “expect,” “estimate,” “could,” “believes,” “seeks,” “plans,” “intends,” “projects” or “targets” and similar expressions that convey the uncertainty of future events or outcomes.

Known material factors that could cause our actual results to differ from those in these forward-looking statements are described below and in “Risk Factors” in this prospectus or any prospectus supplement. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

•	economic and operating conditions that are outside of our control, including the supply, demand, and prices of crude oil and natural gas;
•	our ability to continue to make cash distributions at the current quarterly rate after the establishment of reserves, payment of debt service and other contractual obligations;
•	our ability to comply with the financial covenants in the agreements for our outstanding senior notes and the consequences of any failure to comply with such financial covenants;
•	our existing debt levels and our flexibility to obtain additional financing;
•	our dependence upon a limited number of customers and the activity levels of our customers;
•	the levels of competition we encounter;
•	our ability to replace our contracts with customers, which are generally short-term contracts;

•	the availability of raw materials and labor at reasonable prices;
•	risks related to acquisitions and our growth strategy;
•	the availability of adequate sources of capital to us;
•	our operational performance;
•	risks related to our foreign operations;
•	information technology risks including the risk from cyberattack;
•	the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies;
•

other risks and uncertainties under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 2, 2018, and as included in our other filings with the SEC, which are available free of charge on the SEC website at www.sec.gov.

If one or more of these risks or uncertainties materialize or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any prospectus supplement. The risk factors and other factors included in this prospectus, any prospectus supplement or incorporated by reference herein or therein could cause our actual results to differ materially from those contained in any forward-looking statement.

All forward-looking statements included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Who We Are

In this prospectus, unless the context indicates otherwise, when we refer to “we,” “us,” “our,” and “the Partnership,” we are describing CSI Compressco LP and its wholly owned subsidiaries on a consolidated basis. References to “CSI Compressco GP” or “our general partner” refer to our general partner, CSI Compressco GP Inc. References to “TETRA” refer to TETRA Technologies, Inc. and TETRA’s controlled subsidiaries, other than us.

General

We are a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. We sell standard and custom-designed compressor packages and oilfield fluid pump systems, and provide aftermarket services and compressor package parts and components manufactured by third-party suppliers. We provide these compression services and equipment to a broad base of natural gas and oil exploration and production, midstream, and transmission companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. We design and fabricate a majority of the compressor packages that we use to provide compression services and that we sell to customers.

Organizational History, Limited Partnership Structure and Management

At the completion of our initial public offering in June, 2011, TETRA contributed to us substantially all of the business, operations, and related assets and liabilities that comprised our predecessor. As a result of the formation transactions that occurred in connection with our initial public offering, TETRA has a significant economic interest in us through its ownership of common units and its indirect general partner interest that, as of November 8, 2018, represent an ownership interest in us of approximately 34.9% of our common units and the approximately 1.5% general partner interest, as well as incentive distribution rights. As of November 8, 2018, common units held by the public represent an ownership interest in us of approximately 63.6% of our common units.

In August and September 2016, we issued and sold in two private placements an aggregate of 6,999,126 Series A Convertible Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”). The Series A Preferred Units rank senior to all of our classes or series of equity securities with respect to distribution rights and rights upon liquidation. The holders of Series A Preferred Units (“Series A Preferred Unitholders”) are entitled to receive quarterly distributions only in kind in additional Series A Preferred Units (the “PIK Units”), equal to an annual rate of 11.00%, subject to certain adjustments. CSI Investment purchased $10 million of Series A Preferred Units. CSI Investment is a wholly owned subsidiary of TETRA. Through CSI Investment, TETRA owns approximately 13% of our outstanding Series A Preferred Units.

A ratable portion of the Series A Preferred Units have been and will be converted into common units each month over a period of thirty months which began in March 2017 (each, a “Conversion Date”), as described in our partnership agreement and subject to certain provisions of our partnership agreement that may delay or accelerate all or a portion of such monthly conversions. The Partnership may, at its option, pay cash, or a combination of cash and common units, to the Series A Preferred Unitholders instead of issuing common units on any Conversion Date, subject to certain restrictions in our partnership agreement.

In addition, each Series A Preferred Unitholder may convert its Series A Preferred Units, generally on a one-for-one basis and subject to adjustment for certain splits, combinations, reclassifications or other similar transactions and certain anti-dilution adjustments, in whole or in part, at any time following May 31, 2017 so long as any conversion is not for less than $250,000 or such lesser amount, if such conversion relates to all of such Series A Preferred Unitholder’s remaining Series A Preferred Units. This prospectus registers the sale of the common units issuable upon conversion of the Series A Preferred Units by the Series A Preferred Unitholders.

Pursuant to our Second Amended and Restated Agreement of Limited Partnership, our general partner has the sole responsibility for conducting our business and managing our operations. As a result, we rely on our general partner’s board of directors and executive officers to manage our operations and make decisions on our behalf. Our general partner is an indirect, 100% owned subsidiary of TETRA. Unlike shareholders in a publicly traded corporation, our unitholders are not entitled to elect our general partner or its directors. All of our general partner’s directors are elected by TETRA. Our general partner does not receive any management fee in connection with its management of our business. However, our general partner may receive incentive distributions resulting from holding incentive distribution rights.

Our principal executive offices are located at 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 364-2244. Our website is http://www.csicompressco.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

For additional information as to our business, properties and financial condition please refer to the documents cited in “Information We Incorporate by Reference.”

Risk Factors

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in our most recent Annual Report on Form 10-K as updated by our quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When the selling unitholders offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

Use of Proceeds

The common units to be offered and sold using this prospectus will be offered and sold by the selling unitholders named in this prospectus or in any supplement to this prospectus. We will not receive any of the proceeds from the sale of common units by the selling unitholders.

Description of the Common Units

The Common Units

The common units (“common units”) represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties. Computershare Trust Company, N.A., serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
•	special charges for services requested by a common unitholder; and
•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is entitled to be admitted into our partnership as a substituted limited partner;
•	automatically requests admission as a substituted limited partner in our partnership;
•	executes and agrees to be bound by the terms and conditions of our partnership agreement;
•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement; and
•	gives the consents, waivers and approvals contained in our partnership agreement.

A transferee that executes and delivers a properly completed transfer application will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

A transferee’s broker, agent or nominee may, but is not obligated to, complete, execute and deliver a transfer application. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and
•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:

•	will not receive cash distributions;
•	will not be allocated any of our income, gain, deduction, losses or credits for federal income tax or other tax purposes; and
•	may not receive some federal income tax information or reports furnished to record holders of common units;

unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.

The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent. Please read “The Partnership Agreement—Status as Limited Partner.”

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Number of Common Units

As of November 8, 2018 we had outstanding 44,845,907 common units. Our common units are traded on the NASDAQ under the symbol “CCLP.”

How We Make Cash Distributions

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of available cash. Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:
•	provide for the proper conduct of our business after the end of the quarter;
•	comply with applicable law, any of our debt instruments or other agreements; and
•

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for future distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units);

•

plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are borrowings that are made under a credit agreement, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings. We may borrow funds to pay quarterly distributions to our unitholders.

General partner interest and incentive distribution rights. Initially, our general partner was entitled to 2.0% of all quarterly distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Since our initial public offering, our general partner has not elected to make sufficient additional capital contributions to us to maintain its initial 2.0% interest. As a result, our general partner’s initial 2.0% interest in our distributions has been reduced to 1.5% and may be further reduced if we issue additional common units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of approximately 49.5%, of the cash we distribute from operating surplus (as defined below) in excess of $0.445625 per unit per quarter. The maximum distribution of approximately 49.5% includes distributions paid to our general partner on its general partner interest and assumes that our general partner maintained, and will continue to maintain, its general partner interest at 1.5%. The maximum distribution of 49.5% does not include any distributions that our general partner may receive on limited partner units that it owns.

Operating Surplus and Capital Surplus

General. All cash distributed will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating surplus. Operating surplus for any period consists of:

•	$15 million (as described below); plus
•	all of our cash receipts beginning June 20, 2011, the closing date of our initial public offering (the “IPO”), excluding cash from interim capital transactions, which include the following:
•	borrowings (including sales of debt securities) that are not working capital borrowings;
•	sales of equity interests;
•	sales or other dispositions of assets outside the ordinary course of business; and
•	capital contributions received; plus
•	working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus
•

cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction, acquisition or improvement of a capital improvement (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements referred to above; less

•	all of our operating expenditures (as defined below) after the closing of our IPO; less
•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less
•	all working capital borrowings not repaid within twelve months after having been incurred; less
•	any loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $15 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in the partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures (as defined below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;
•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;
•	expansion capital expenditures (as defined below);
•	investment capital expenditures (as defined below);
•	payment of transaction expenses relating to interim capital transactions;
•	distributions to our partners (including distributions in respect of our incentive distribution rights); or
•	repurchases of equity interests except to fund obligations under employee benefit plans.

Capital surplus. Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;
•	sales of our equity and debt securities; and
•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of cash distributions. Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since June 20, 2011, the closing date of our IPO, equals the operating surplus from June 20, 2011 through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, actual maintenance capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those capital expenditures required to maintain our long-term operating capacity and/or operating income. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity or operating income over the long term. Expansion capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

As described above, neither investment capital expenditures nor expansion capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, replacement or improvement of a capital asset (such as gathering compressors) in respect of the period that begins when we enter into a binding obligation to commence construction of the capital asset and ending on the earlier to occur of the date the capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Distributions of Available Cash From Operating Surplus

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter in the following manner:

•

first, 98.5% to the common unitholders, pro rata, and 1.5% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner has maintained, and will continue to maintain, its 1.5% general partner interest and that we do not issue additional classes of equity interests.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially was entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Since our initial public offering, our general partner has not elected to make sufficient additional capital contributions to maintain its initial 2.0% interest. As a result, our general partner’s initial 2.0% interest has been reduced to a 1.5% general partner interest. Our general partner’s interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its partner interest. Our partnership agreement does not require that the general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its percentage general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that our general partner has maintained, and will continue to maintain, its 1.5% general partner interest and that our general partner continues to own the incentive distribution rights.

If for any quarter we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution, then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•

first, 98.5% to all common unitholders, pro rata, and 1.5% to our general partner, until each common unitholder receives a total of $0.445625 per unit for that quarter (the “first target distribution”);

•

second, 85.5% to all common unitholders, pro rata, and 14.5% to our general partner, until each common unitholder receives a total of $0.484375 per unit for that quarter (the “second target distribution”);

•

third, 75.5% to all common unitholders, pro rata, and 24.5% to our general partner, until each common unitholder receives a total of $0.581250 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.5% to all common unitholders, pro rata, and 49.5% to our general partner.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the common unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal percentage interest in distributions” are the percentage interests of our general partner and the common unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total quarterly distribution per unit.” The percentage interests shown for our common unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 1.5% general partner interest, assume our general partner has contributed any additional capital to maintain its 1.5% general partner interest and has not transferred its incentive distribution rights.

	Total quarterly distribution per unit	Marginal percentage interest in distributions
		Unitholders	General partner
Minimum Quarterly Distribution	$0.3875	98.5%	1.5%
First Target Distribution	up to $0.445625	98.5%	1.5%
Second Target Distribution	above $0.445625 up to $0.484375	85.5%	14.5%
Third Target Distribution	above $0.484375 up to $0.58125	75.5%	24.5%
Thereafter	above $0.58125	50.5%	49.5%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event are above the reset first target distribution described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. Our general partner’s general partner interest in us will be maintained at the percentage immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (i) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (ii) the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher amounts such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•

first, 98.5% to all common unitholders, pro rata, and 1.5% to our general partner, until each common unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.5% to all common unitholders, pro rata, and 14.5% to our general partner, until each common unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•

third, 75.5% to all common unitholders, pro rata, and 24.5% to our general partner, until each common unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.5% to all common unitholders, pro rata, and 49.5% to our general partner.

The preceding discussion is based on the assumptions that our general partner has maintained, and will continue to maintain, its 1.5% general partner interest and that we do not issue additional classes of equity interests.

Our general partner is entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How distributions from capital surplus will be made. Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to common unitholders, our general partner and the Series A Preferred Unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;
•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding discussion assumes that our general partner has maintained, and will continue to maintain, its 1.5% general partner interest and that we do not issue additional classes of equity securities.

Effect of a distribution from capital surplus. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

If we reduce the minimum quarterly distribution to zero, all future distributions will be made such that 50.5% will be paid to the holders of units and 49.5% to our general partner. The percentage interests shown for our general partner include its 1.5% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;
•	the target distribution levels; and
•	the initial unit price as described below.

For example, if a two-for-one split of the units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if, as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (i) available cash for that quarter, plus (ii) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. Next, the holders of Series A Preferred Units shall be entitled to receive, prior and in preference to any distribution to the record holders of any other class or series of the Partnership’s equity interests, the positive value in each such holder’s capital account in respect of such Series A Preferred Units, after taking into account all capital account adjustments. We will then distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

If the sale of our assets in liquidation would be impracticable or would cause undue loss, the sale may be deferred for a reasonable amount of time or the assets (except those necessary to satisfy liabilities) may be distributed to our limited partners in lieu of cash in the same manner as cash or proceeds of a sale would have been distributed.

The Partnership Agreement

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions”;
•	with regard to the duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;
•	with regard to the transfer of common units, please read “Description of the Units and the Preferred Units—Transfer of Common Units”; and
•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

Our partnership was organized on October 31, 2008 and has a perpetual existence.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that without the approval of unitholders holding at least 90% of the outstanding units (including units held by our general partner and its affiliates) voting as a single class, our general partner shall not cause us to take any action that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner, in its individual capacity, has the ability to cause us and our subsidiaries to engage in activities other than the business of gathering, compressing and treating natural gas, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units, preferred units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

For a discussion of our general partner’s right to contribute capital to maintain its current general partner interest if we issue additional units, please read “—Issuance of Additional Partnership Interests.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Outstanding Series A preferred units have voting rights that are identical to the voting rights of the common units and vote with the common units as a single class, so that each outstanding Series A preferred unit is entitled to one vote for each common unit into which such Series A preferred unit is then convertible at the then-applicable Series A Conversion Rate (as defined in the Partnership Agreement) (or, if the Series A preferred units are not then convertible, assuming that such Series A preferred units are convertible at the then-applicable Series A Conversion Rate) on each matter with respect to which each common unit is entitled to vote. A vote of Record Holders (as defined in the Partnership Agreement) of common units is deemed to be a reference to the holders of common units and Series A preferred units (on an as-converted basis). Matters that require the approval of a “unit majority” require the approval of at least a majority of the common units and the Series A preferred units (on an as-converted basis), voting together as a single class during any period in which any Series A preferred units are outstanding.

In voting their units, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units

No approval right, subject to certain limitations on issuing units ranking senior to, or pari passu with, the Series A preferred units without the approval of the holders of 75% or more of the outstanding Series A preferred units, voting separately as a class.

Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require a unit majority or at least the requisite percentage of the type or class of limited partner interests materially and adversely affected by the amendment. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”
Dissolution of our partnership	Unit majority. Please read “—Dissolution.”
Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2022 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2022. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right.
Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement), any partnership interest or the duties, obligations or liabilities among limited partners or of limited partners, or the rights or powers of, or restrictions on, the limited partners or us;

•	asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, or other similar applicable statutes;
•

asserting a claim arising out of any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Act relating to the Partnership or the partnership agreement; and

•	arising out of the federal securities laws of the U.S. or securities or antifraud laws of any governmental authority;

shall be exclusively brought in the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act is limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if a court were to determine that the right, or exercise of the right, by the limited partners as a group to take any action under the partnership agreement constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in several states and foreign countries and we may have subsidiaries that conduct business in other states and foreign countries in the future. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders, subject to certain restrictions.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units. However, our partnership agreement does prohibit us from issuing additional partnership interests that rank senior to, or pari passu with, the Series A preferred units without the affirmative vote of 75% of the outstanding Series A preferred units.

Upon issuance of additional partnership interests (other than the issuance of common units upon a reset of the incentive distribution rights or the conversion of Series A preferred units) our general partner is entitled, but not required, to make additional capital contributions to the extent necessary to maintain its general partner interest in us. Our general partner’s interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest. Since our initial public offering, our general partner has not elected to make sufficient additional capital contributions to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and beneficial owners, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the outstanding common units.

Prohibited amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by a majority of the type or class of limited partner interests so affected;
•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion; or

•

change, modify or amend, whether or not such change, modification or amendment would have a material adverse effect on, the rights or preferences of the Series A Preferred Units, unless approved by the affirmative vote or prior written consent of holders of a majority of the outstanding Series A Preferred Units voting separately as a class.

The provision of our partnership agreement preventing the amendments having the effects described in the bullets above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

In addition, no amendment may be made that is adverse to any of the rights, preferences and privileges of the Series A preferred units, without the approval of the holders of 75% of the Series A preferred units.

No unitholder approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

a)a change in our name, the location of our principal place of business, our registered agent or our registered office;

b)the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

c)a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

d)any amendments that our general partner determines:

•	do not adversely affect the limited partners considered as a whole (or any particular class of limited partners) in any material respect;
•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or
•	are required to effect the intent expressed in the prospectus used in our IPO or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement;

e)a change in our fiscal year or taxable year and related changes;

f)an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

g)an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

h)any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

i)an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

j)any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

k)conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

l)any other amendments substantially similar to any of the matters described above.

Opinion of counsel and unitholder approval. Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners requires the approval of at least a majority of the class or classes so affected, but no vote is required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units requires the approval of at least a majority of the type or class of units so affected. Any amendment that is materially adverse to any of the rights, preferences and privileges of the Series A preferred units requires the approval of at least 75% of the outstanding Series A preferred units, voting separately as a class. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner is not required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than the incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;
•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;
•	the entry of a decree of judicial dissolution of our partnership; or
•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and
•

neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in-kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2021 without obtaining the approval of the holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2021 our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, voting as a class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class. The ownership of more than 33 1/3% of the outstanding common units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner has the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all of its or its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual); or
•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to June 30, 2021 without the approval of the holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may, at any time, transfer its common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner and its affiliates may, at any time, transfer common units or incentive distribution rights to one or more persons, without unitholder approval.

By transfer of incentive distribution rights in accordance with our partnership agreement, each transferee of incentive distribution rights will be admitted as a limited partner with respect to the incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;
•	automatically becomes bound by the terms and conditions of our partnership agreement; and
•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred incentive distribution rights.

Until an incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of partnership units, that person or group loses voting rights on all of its partnership units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Our partnership agreement also provides that, if our general partner is removed under circumstances where cause does not exist and the general partner interest held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for that interest based on the fair market value of that interest at that time.

Limited Call Right

If at any time our general partner and its affiliates own more than 90% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners thereof or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of partnership units then outstanding, record holders of partnership units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved (at the time of transfer) transferee of our general partner or its affiliates and purchasers specifically approved by our general partner in its sole discretion, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes, subject to certain exceptions in our partnership, including that the foregoing limitation shall not apply to the initial purchasers of the Series A

Preferred Units. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the common units as a single class. The relative voting power of the holders of the incentive distribution rights and the or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters

Status as Limited Partner

By transfer of a limited partner interest in accordance with our partnership agreement, each transferee of a limited partner interest shall be admitted as a limited partner with respect to the limited partner interest transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the limited partner interests will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;
•	any departing general partner;
•	any person who is or was an affiliate of our general partner or any departing general partner;
•

any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;
•	any person who controls our general partner or any departing general partner; and
•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 90 days (or such shorter time as required by SEC rules) after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days (or such shorter time as required by SEC rules) after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;
•	a copy of our tax returns;
•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed;
•	information regarding the status of our business and our financial condition; and
•	any other information regarding our affairs as the general partner determines in its sole discretion is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts, commissions and structuring fees.

Conflicts of Interest and Fiduciary Duties

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including TETRA, which indirectly owns approximately 13% of our Series A Preferred Units, Compressco, Inc. (“Compressco”) and their respective subsidiaries) on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken by our general partner that, without those limitations, might constitute breaches of its fiduciary duty.

Our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval;
•

approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates, and a majority of the outstanding Series A Preferred Units, each voting as a separate class;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee of at least two independent directors. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. In connection with a situation involving a conflict of interest, any determination by our general partner involving the resolution of the conflict of interest must be made in good faith, provided that, if our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will conclusively be deemed that, in making its decision, the board of directors acted in good faith and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors that it determines in good faith to be appropriate when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to reasonably believe he is acting in the best interests of the partnership.

Conflicts of interest could arise in the situations described below, among others.

TETRA and its affiliates are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses, which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the omnibus agreement between TETRA, our general partner and us will prohibit TETRA and its affiliates from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, TETRA and its affiliates may acquire compression-based services business or assets in the future, without any obligation to offer us the opportunity to purchase any of that business or those assets.

TETRA has significantly greater financial resources than we do, which may make it more difficult for us to compete with TETRA and its affiliates with respect to commercial activities as well as for acquisitions candidates. As a result, competition from TETRA and its affiliates could adversely affect our results of operations and cash available for distribution.

Neither our partnership agreement nor any other agreement requires TETRA or Compressco to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. TETRA’s directors have a fiduciary duty to make these decisions in the best interests of the holders of TETRA’s common stock, which may be contrary to our interests. In addition, Compressco’s officers and directors owe fiduciary duties to TETRA as Compressco’s sole stockholder, and those duties may be similarly adverse to ours.

Because certain of the directors of our general partner are also directors and/or officers of Compressco, such directors have fiduciary duties to Compressco that may cause them to pursue business strategies that disproportionately benefit Compressco or which otherwise are not in our best interests.

Our general partner and its affiliates are allowed to take into account the interests of parties other than us in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples include our general partner’s limited call right, its voting rights with respect to the units it owns and its determination of whether or not to consent to any merger or consolidation of the partnership.

We rely on the directors, executive officers and employees of our general partner and its affiliates, including TETRA and Compressco.

We rely on the directors, executive officers and employees of our general partner and its affiliates, including TETRA and Compressco, to manage our operations, conduct our business and make decisions on our behalf. In addition, Compressco will own and control our general partner and Compressco, in turn, is a 100% owned subsidiary of TETRA. TETRA and its controlled affiliates will conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of these directors, executive officers and employees. In addition, TETRA will allocate expenses of personnel who perform general and administrative services for us and we will reimburse TETRA and any of its controlled affiliates for those expenses.

Our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of its fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duty. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Actions of our general partner, which are made in its individual capacity, will be made by its sole shareholder, Compressco, which, in turn, is a wholly owned subsidiary of and controlled by TETRA. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any sale, merger or consolidation of the partnership or amendment to the partnership agreement;

•

provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith, meaning, it believed that the decision was in the best interest of our partnership;

•

provides generally that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of the unitholders must either be (i) on terms no less favorable to us than those generally provided to or available from unrelated third parties or (ii) “fair and reasonable” to us, as determined by our general partner in good faith, provided that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct; and

•

provides that in resolving conflicts of interest, it will be presumed that in making its decision our general partner or its conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•

the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;
•	the negotiation, execution and performance of any contracts, conveyances or other instruments;
•	the distribution of our cash;
•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
•	the maintenance of insurance for our benefit and the benefit of our partners;
•

the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to any limited or general partnership, joint venture, corporation, limited liability company or other entity;

•

the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;
•	the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and
•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement—Voting Rights” for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to our unitholders is affected by the decisions of our general partner regarding such matters as:

•	the manner in which our business is operated;
•	the amount and timing of asset purchases and sales;
•	the amount, nature and timing of our capital expenditures;
•	the amount of our borrowings;
•	the issuance of additional units; and
•	the creation, reduction or increase of reserves in any quarter.

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner.

In addition, our general partner may use an amount, initially equal to $15.0 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its incentive distribution rights. Please read “How We Make Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of enabling our general partner or its affiliates to receive distributions on the incentive distribution rights.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all of our outstanding units. Please read “How We Make Cash Distributions.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our partnership agreement provides that our general partner and its affiliates may not borrow funds from us, or our operating company and its operating subsidiaries.

Our general partner determines which of the costs incurred by TETRA and its controlled affiliates on our behalf are reimbursable by us.

We will reimburse our general partner and its affiliates, including TETRA, for all direct and indirect costs incurred in managing and operating us. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, are the result of arm’s-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into may not be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to such arrangements.

Our general partner and its affiliates have no obligation to permit us to use any of its or its affiliates’ facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 90% of our common units.

Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may be required to sell his common units at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

Our general partner controls the enforcement of its and its affiliates’ obligations to us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who have performed services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at any time when it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please read “How We Make Cash Distributions.”

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors has fiduciary duties to manage our general partner in a manner that is beneficial to its owners, as well as to our unitholders. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in where a conflict of interest is present be entirely fair to the partnership.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive, or consent to conduct by, our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest that are not approved by a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

•     “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will conclusively be deemed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. Our partnership agreement and the Delaware Act also provide that our general partner may consult with legal counsel, accountants, investment bankers and other consultants and advisers selected by it, and in any action shall be fully protected from liability to us or our partners in relying in good faith upon the advice or opinion of such persons as to matters that the general partner reasonably believes to be within such person’s professional or expert competence.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity, an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement, and such reliance shall be a defense in any action relating to such duties or liabilities.

By purchasing our units, each unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

Material U.S. Federal Income Tax Consequences

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change (possibly with retroactive effect). Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we,” “us,” or “the Partnership” are references to CSI Compressco LP and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us and by our general partner to them for this purpose. However, this section does not address all U.S. federal income tax matters that may affect us or our unitholders, such as the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes, or other taxes that may apply, except to the limited extent discussed below under “—State, Local, and Other Tax Considerations.” Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who purchase units subject to this registration statement, who do not materially participate in the conduct of our business activities, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations (including entities treated as corporations for U.S. federal income tax purposes), partnerships (including other entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of our units and potential changes in applicable tax laws.

We are relying on the opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We are treated as a partnership for U.S. federal income tax purposes and, therefore, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures,” generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its units. Please read “—Tax Consequences of Unit Ownership—Treatment of Distributions” and “—Disposition of Units.”

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) interest, (ii) dividends, (iii) real property rents within the meaning of Section 856(d) of the Code, as modified by Section 7704(d)(3) of the Code, (iv) gains from the sale or other disposition of real property, (v) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof), or the marketing of any “mineral or natural resource,” and (vi) gains from the sale or other disposition of capital assets (or property described in Section 1231(b) of the Code) held for the production of income that otherwise constitutes qualifying income. We estimate that less than 6% of our gross income for the taxable year ending December 31, 2018, will not be qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes or as to the classification of our partnership and limited liability company operating subsidiaries. Instead we have relied on the opinion of Vinson & Elkins L.L.P. that, based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions and representations described below, we and each of our partnership and limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be classified as a partnerships or disregarded as an entity separate from us for federal income tax purposes.

Vinson & Elkins L.L.P. is of the opinion that, for U.S. federal income tax purposes, we will be treated as a partnership, and each of our partnership and limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be treated as a partnership or disregarded as an entity separate from us. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner, including, without limitation:

(a)Neither we nor any of our partnership or limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P.,  has elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

(b)For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative or legislative action or judicial interpretation at any time. From time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for federal income tax purposes.

In addition, on January 24, 2017, final regulations regarding which activities give rise to “qualifying income” within the meaning of Section 7704 of the Code (the “Final Regulations”) were published in the Federal Register. The Final Regulations are effective as of January 19, 2017, and apply to taxable years beginning on or after January 19, 2017. We do not believe the Final Regulations affect our ability to qualify as a publicly traded partnership.

It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units. If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our U.S. federal income tax liability, rather than being passed through to our unitholders.

Several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time when we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its units (determined separately for each unit), and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Entity-Level Taxation

Even though we (as a partnership for U.S. federal income tax purposes) are not subject to U.S. federal income tax, certain of our business activities are conducted through corporate subsidiaries. Such subsidiaries are subject to corporate-level income tax, which reduces the cash available for distribution to us and, in turn, to our unitholders. Moreover, some of our subsidiaries and operations may be subject to income and other taxes in the jurisdictions in which they are organized or from which they receive income. Such taxation may reduce the amount of cash available for distribution to our unitholders.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the Partnership will be treated as partners in us for U.S. federal income tax purposes. In addition, (i) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (ii) unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of the Partnership for U.S. federal income tax purposes.

As there is no direct or indirect controlling authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of our units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of our units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” and “—Administrative Matters—Information Returns and Audit Procedures,” with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our corporate subsidiaries (please read “—Taxation of the Partnership—Entity-Level Taxation” above), we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its own U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid or treated as paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, any decreases in the unitholder’s share of our liabilities, and the amount of any excess business interest allocated to the unitholder. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities treated as cash and exceed the unitholder’s adjusted tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of a reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s adjusted tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder will be at risk to the extent of its adjusted tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment.

A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

For taxpayers other than corporations in taxable years beginning after December 31, 2017, and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Further, a unitholder’s basis in his or her units will generally be increased by the amount of any excess business interest upon a disposition of such units.

In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;
•	interest expense allocated against portfolio income; and
•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, our partnership agreement authorizes us to treat the payment as a distribution of cash to the relevant unitholder or our general partner. Where the tax is payable on behalf of all the unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, our partnership agreement authorizes us to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Please read “—Administrative Matters—Information Returns and Audit Procedures.” Unitholders are urged to consult their own tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, our items of income, gain, loss and deduction will be allocated amongst our unitholders and our general partner in accordance with their percentage interests in us. At any time that we make incentive distributions to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interest in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of the unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the unitholder’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interests of all the partners in cash flow, and (iv) the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for U.S. federal income tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the deemed disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain, as well as any income or gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married and filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest U.S. federal income tax bracket applicable to an estate or trust begins.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, an individual unitholder is entitled to a deduction equal to 20% of his or her allocable share of our “qualified business income.” For this purpose, our “qualified business income” is equal to the sum of:

•

The net amount of our U.S. items of income, gain, deduction, and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to the Partnership; and

•

Any gain recognized upon a disposition of our units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax basis in each of our assets as to specific purchasers of our units under Section 743(b) of the Code to reflect the unit purchase price upon subsequent purchases of units. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to a unitholder who purchases units from another unitholder based upon the values and adjusted tax basis of each of our assets at the time of the relevant unit purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders, and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly-traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s adjusted tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s adjusted tax basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our each of assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units—Recognition of Gain or Loss.”

We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017, and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year. Under a transition rule, we can also elect to apply a 50% bonus depreciation deduction instead of the 100% deduction for our first taxable year ending after September 27, 2017.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax basis of each of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates and tax basis determinations ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale or exchange of a unit equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the unit sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the unit sold or exchanged. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale or exchange of a unit could result in a tax liability in excess of any cash received from the sale or exchange.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a unit and may be recognized even if there is a net taxable loss realized on the sale or exchange of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of a unit. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of a unit, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its unit for the year of the sale. Furthermore, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that adjusted tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s adjusted tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, the unitholder may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of any unit transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale or exchange of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;
•	an offsetting notional principal contract; or
•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.”

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the Treasury Regulations do not specifically authorize the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations, our taxable income or losses could be reallocated among our unitholders. Our partnership agreement authorizes us to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition (and any other month during the quarter to which that cash distribution related and in which the unitholder held units on the first day of such month) but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or exchanges any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving these notifications, we are required to notify the IRS of the transaction and furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy these requirements.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of our units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s adjusted tax basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Entities and Other Investors

Ownership of our units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations, and other non-U.S. persons (collectively, “Non-U.S. Unitholders”), raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their own tax advisors before investing in our units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder. Tax-exempt unitholders with more than one unrelated trade or business (including by attribution from the Partnership to the extent it is engaged in one or more unrelated trade or business) are required to separately compute their unrelated business taxable income with respect to each unrelated trade or business (including for purposes of determining any net operating loss deduction). As a result, it may not be possible for tax-exempt unitholders to utilize losses from an investment in the Partnership to offset unrelated business taxable income from another unrelated trade or business and vice versa.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non-U.S. Unitholders will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of applicable tax treaties. Consequently, Non-U.S. Unitholders will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable U.S. federal effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN  or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a United States trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on any gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in U.S. trade or business will be considered to be “effectively connected” with a U.S. trade or business to the extent gain that would be recognized upon a sale by the partnership of all of its assets would be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to U.S. federal income tax on gain from the sale or other disposition of its units to the extent such gain is effectively connected with a U.S. trade or business. We expect most of the gain from the sale or disposition of our units to be treated as effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and we are required to deduct and withhold from the transferee amounts that should have been withheld by the transferees but were not withheld. Because the “amount realized” includes a partner’s share of the partnership’s liabilities, 10% of the amount realized could exceed the total cash purchase price for the units. For this and other reasons, the IRS has suspended the application of this withholding rule to open market transfers of interest in publicly traded partnerships, pending promulgation of regulations that address the amount to be withheld, the reporting necessary to determine such amount and the appropriate party to withhold such amounts, but it is not clear if or when such regulations will be issued.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we, nor Vinson & Elkins L.L.P., can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly-traded partnerships are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners. Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, unitholders, and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, then our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, we may require out unitholders and former unitholder to reimburse us for such taxes (including any applicable penalties or interest) or, if we bear such payment directly, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we are required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). We have designated our general partner as the Partnership Representative. The Partnership Representative has sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

Generally these rules apply to current payments of FDAP Income and will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or we have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds its units through such foreign entities, may be subject to withholding on distributions they receive from us, or its distributive share of our income, pursuant to the rules described above.

Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in our units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:
o	a non-U.S. person;
o	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or
o	a tax-exempt entity;
•	the amount and description of units held, acquired or transferred for the beneficial owner; and
•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information to us, including whether they are U.S. persons and specific information about units they acquire, hold, or transfer for their own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of our units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local, and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own assets in many states in the United States. Most of these states currently impose a personal income tax on individuals. Certain of these states also impose an income or other entity-level tax on corporations and other entities. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on the prospective unitholder’s investment in us.

A unitholder may be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property, though the unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from those jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a unitholder may be subject to penalties for failure to comply with any filing or payment requirement. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all required state, local, non-U.S., and U.S. federal tax returns. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax, or non-U.S. tax consequences of an investment in us.

Investment in CSI Compressco LP by Employee Benefit Plans

The following is a summary of certain considerations associated with the acquisition and holding of common units by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in common units with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of common units is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•	whether the investment is permitted under the terms of the applicable documents governing the Plan;
•

whether the acquisition or holding of the common units will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below);

•

whether the Plan will be considered to hold, as plan assets, (i) only common units or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues”  below); and

•

whether the investment will result in recognition of unrelated business taxable income by the Plan and, if so, the potential after tax investment return.  Please read “Material U.S. Federal Income Tax Consequences— Tax Exempt Entities and Other Investors.”

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of common units by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, common units should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b) the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding our common units on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of common units. Purchasers of common units have the exclusive responsibility for ensuring that their acquisition and holding of common units complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of common units to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

Plan of Distribution

We are registering the common units issuable upon conversion of the Series A Preferred Units to permit the resale of common units by the holders of the Series A Preferred Units from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling unitholders of such common units. We will bear all fees and expenses incident to our obligation to register the common units.

The selling unitholders may sell all or a portion of the common units beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common units are sold through underwriters or broker-dealers, the selling unitholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common units offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the common units may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in block trades in which the broker-dealer will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in exchange distributions in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	as short sales;
•	as sales pursuant to Rule 144;
•	as broker-dealers may agree with the selling unitholders to sell a specified number of such common units at a stipulated price per unit;
•	in a combination of any such methods of sale; and
•	in any other method permitted pursuant to applicable law.

If the selling unitholders effect such transactions by selling common units to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling unitholders or commissions from purchasers of the common units for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common units or otherwise, the selling unitholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common units in the course of hedging in positions they assume. The selling unitholders may also sell common units short and deliver common units covered by this prospectus to close out short positions and to return borrowed common units in connection with such short sales. The selling unitholders may also loan or pledge common units to broker-dealers that in turn may sell such units.

The selling unitholders may pledge or grant a security interest in some or all of the Series A Preferred Units or common units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common units from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(7) or other applicable provision of the Securities Act, amending, if necessary, the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus. The selling unitholders also may transfer and donate the common units in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling unitholders and any broker-dealer participating in the distribution of the common units may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common units is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common units being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling unitholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the common units may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common units may not be sold unless such units have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling unitholder will sell any or all of the common units registered pursuant to the registration statement, of which this prospectus forms a part.

The selling unitholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common units by the selling unitholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the common units. All of the foregoing may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.

We will pay all expenses of the registration of the common units pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling unitholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling unitholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling unitholders will be entitled to contribution. We may be indemnified by the selling unitholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling unitholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the common units will be freely tradable in the hands of persons other than our affiliates.

Selling Unitholders

The common units being offered by the selling unitholders are those issuable upon conversion of the Series A Preferred Units and the PIK Units. We are registering 9,500,000 common units in order to permit the selling unitholders to offer the common units for resale from time to time. Except for the ownership of the Series A Preferred Units and our relationship with TETRA as described elsewhere in this prospectus and in the documents incorporated herein by reference, the selling unitholders have not had any material relationship with us within the past three years. Please read “Who We Are” for additional information regarding our relationship with TETRA.

The table below lists the selling unitholders and other information regarding the beneficial ownership of the common units. The second column lists the number of common units beneficially owned by each selling unitholder and the number of common units that would be beneficially owned based on its ownership of the Series A Preferred Units, as of November 8, 2018, assuming conversion of all Series A Preferred Units held by such selling unitholder on that date, without regard to any limitations on conversions and/or redemptions of the Series A Preferred Units.

The third column lists the common units being offered by this prospectus by the selling unitholders.

In accordance with the terms of a registration rights agreement with the holders of the Series A Preferred Units, this prospectus generally covers the resale of 130% of the expected number of (i) the common units issuable with respect to the Series A Preferred Units, estimated to be 6,484,892 common units as of the date this registration statement was initially filed with the Commission, and (ii) the common units issuable with respect to the PIK Units, estimated to be 822,800 common units as of the date this registration statement was initially filed with the Commission, which in each case, does not include common units the resale of which was previously registered and subject to adjustment as provided in the registration rights agreement and in each case without regard to any limitations on the issuance of common units pursuant to the terms of the Series A Preferred Units. Because the conversion price of the Series A Preferred Units may be adjusted, the number of common units that will actually be issued may be more or less than the number of common units being offered by this prospectus or included in a previous registration statement. The fourth column assumes the sale of all of the common units offered by the selling unitholders pursuant to this prospectus.

Under the terms of the Series A Preferred Units, certain of the selling unitholders may not convert the Series A Preferred Units, to the extent such conversion would cause such selling unitholders, together with its affiliates, to beneficially own a number of common units which would exceed 9.99% of our then outstanding common units following such conversion, excluding for purposes of such determination common units issuable upon conversion of the Series A Preferred Units which have not been converted. The number of common units in the second column does not reflect this limitation. The selling unitholders may sell all, some or none of their common units in this offering. See “Plan of Distribution.”

Name of Selling Unitholder	Number of Common Units Owned Prior to Offering	Number of Common Units Registered Hereby	Number of Common Units Owned After Offering(1)	Percentage of Class After Offering(1) (2)
CSI Compressco Investment LLC(3)	4,354,234	1,191,206	3,432,024	6.32%
Goldman Sachs MLP Energy Renaissance Fund(4)	1,706,877	329,978	1,447,151	2.66%
Goldman Sachs MLP Income Opportunities Fund(5)	1,924,974	246,664	1,729,335	3.18%
HBC MLP LLC(6)	3,173,842	2,989,482	868,343	1.60%
Hudson Bay MLP Fund LP(7)	3,134,193	2,952,040	857,495	1.58%
Oppenheimer Steelpath MLP Income Fund(8)	6,191,344	1,790,631	4,808,038	8.85%

(1)	Assume the sale of all common units registered hereby by the applicable selling unitholder.
(2)

Based on 44,845,907 common units outstanding as of November 8, 2018 and 9,500,000 common units expected to be issuable with respect to the Series A Preferred Units, including an estimated 822,800 common units issuable with respect to the PIK Units.

(3)

The common units that may be issued upon conversion of the Series A Preferred Units (including any PIK Units that may be issued to such Series A Preferred Unitholder) are directly held by CSI Compressco Investment LLC (“CSI Investment”). The address of this selling unitholder is 24955 Interstate 45 North, the Woodlands, TX, 77380. CSI Investment is a direct, wholly owned subsidiary of CSI Compressco GP Inc. (“CCGP”), the general partner of the Partnership. The common units that may be issued upon conversion of the Series A Preferred Units may be deemed to be beneficially owned by (i) CCGP, a direct and wholly owned subsidiary of Compressco Field Services, L.L.C. (“CFS”), (ii) CFS, a direct, wholly owned subsidiary of Compressco, Inc. (“CI”), (iii) CI, a direct, wholly owned subsidiary of TETRA and (iv) TETRA.

(4)

The number of common units owned prior to the Offering are as of September 28, 2018.  The common units that may be issued upon conversion of the Series A Preferred Units (including any PIK Units that may be issued to such Series A Preferred Unitholder) are directly held by Goldman Sachs MLP Energy Renaissance Fund. The address of this selling unitholder is 200 West Street, 36th Floor, New York, NY, 10282. Goldman Sachs Asset Management (“GSAM”) is the investment manager of such selling unitholder. GSAM exercises sole voting and investment power over the common units that may be issued upon conversion of the Series A Preferred Units, subject to the oversight of the trustees of the fund. GSAM is a wholly-owned subsidiary of Goldman Sachs Group, Inc. (“GS Group”), a leading global investment banking, securities and investment management firm. Goldman, Sachs & Co. (“GS&Co.”), a member of FINRA, is also a subsidiary of GS Group and is an investment banking firm that regularly performs services such as acting as financial advisor and serving as principal or agent in the purchase and sale of securities. GS&Co. is affiliated with the following FINRA Members: (a) Goldman Sachs Execution & Clearing, L.P., (b) Mercer Allied Company, L.P. and (c) REDI Global Technologies LLC. The selling unitholder, GSAM, GS&Co. and the GS Group and their affiliates disclaim any knowledge of the FINRA relationships, if any, of any other owners of the selling unitholder.

(5)

The number of common units owned prior to the Offering are as of September 28, 2018.  The common units that may be issued upon conversion of the Series A Preferred Units (including any PIK Units that may be issued to such Series A Preferred Unitholder) are directly held by Goldman Sachs MLP Income Opportunities Fund. The address of this selling unitholder is 200 West Street, 36th Floor, New York, NY, 10282. GSAM is the investment manager of such selling unitholder. GSAM exercises sole voting and investment power over the common units that may be issued upon conversion of the Series A Preferred Units, subject to the oversight of the trustees of the fund. GSAM is a wholly-owned subsidiary of GS Group, a leading global investment banking, securities and investment management firm. GS&Co., a member of FINRA, is also a subsidiary of GS Group and is an investment banking firm that regularly performs services such as acting as financial advisor and serving as principal or agent in the purchase and sale of securities. GS&Co. is affiliated with the following FINRA Members: (a) Goldman Sachs Execution & Clearing, L.P., (b) Mercer Allied Company, L.P. and (c) REDI Global Technologies LLC. The selling unitholder, GSAM, GS&Co. and the GS Group and their affiliates disclaim any knowledge of the FINRA relationships, if any, of any other owners of the selling unitholder.

(6)

The common units that may be issued upon conversion of the Series A Preferred Units (including any PIK Units that may be issued to such Series A Preferred Unitholder) are directly held by HBC MLP LLC. The address of this selling unitholder is 777 Third Avenue, 30th Floor, New York, NY, 10017. Hudson Bay Capital Management LP, the investment manager of HBC MLP LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HBC MLP LLC and Sander Gerber disclaims beneficial ownership over these securities.

(7)

The common units that may be issued upon conversion of the Series A Preferred Units (including any PIK Units that may be issued to such Series A Preferred Unitholder) are directly held by Hudson Bay MLP Fund LP. The address of this selling unitholder is 777 Third Avenue, 30th Floor, New York, NY, 10017. Hudson Bay Capital Management LP, the investment manager of Hudson Bay MLP Fund LP, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay MLP Fund LP and Sander Gerber disclaims beneficial ownership over these securities.

(8)

The common units that may be issued upon conversion of the Series A Preferred Units (including any PIK Units that may be issued to such Series A Preferred Unitholder) are directly held by Oppenheimer Steelpath MLP Income Fund. The address of this selling unitholder is 2100 McKinney Avenue, Suite 1401, Dallas TX 75201. OFI Steelpath, Inc. serves as the investment advisor for the selling unitholder and has investment power with respect to the common units that may be issued upon conversion of the Series A Preferred Units and other securities owned by the selling unitholder.

Legal Matters

Certain legal matters in connection with the securities will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

Experts

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of our internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses set forth below relate solely to the preparation and filing of this Registration Statement. With the exception of the SEC registration fee, all the amounts shown are estimates.

Registration fee	$5,849.11
Printing expenses	*
Fees and expenses of legal counsel	*
Accounting fees and expenses	*
Listing fees	*
Miscellaneous	*
Total	$*

*	These fees are calculated based on the number of issuances and amount of securities to be offered and, accordingly, cannot be estimated at this time.
Item 15.	Indemnification of Directors and Officers.

CSI Compressco LP

The section of the prospectus entitled “The Partnership Agreement—Indemnification” is incorporated herein by reference and discloses that we will generally indemnify the directors and officers of our general partner to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Section 145 of the General Corporation Law of the State of Delaware, among other things, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. The bylaws of CSI Compressco GP Inc., our general partner, provides for the indemnification of its directors and officers against liabilities they incur in their capacities as such. We may enter into indemnity agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our general partner’s limited liability company agreement and to provide additional procedural protections.

Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including for liabilities incurred under the Securities Act.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registrations statement:

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.
4.1

Second Amended and Restated Agreement of Limited Partnership of CSI Compressco LP, dated as of August 8, 2016 (incorporated by reference to Exhibit 3.1 to the Partnership’s Current Report on Form 8-K, File No. 001-35195, filed August 8, 2016).

4.2

Registration Rights Agreement, dated as of August 8, 2016, by and among CSI Compressco LP and the other parties signatory thereto (incorporated by reference to Exhibit 4.1 to the Partnership’s Current Report on Form 8-K, File No. 001-35195, filed August 8, 2016).

4.3

Registration Rights Agreement, dated as of September 20, 2016, by and among CSI Compressco LP and the other parties signatory thereto (incorporated by reference to Exhibit 4.1 to the Partnership’s Current Report on Form 8-K, File No. 001-35195, filed September 21, 2016).

4.4

Indenture, dated as of August 4, 2014, by and among Compressco Partners, L.P., Compressco Finance Inc., the Guarantors party thereto and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Partnership’s Current Report on Form 8-K, File No. 001-35195, filed August 4, 2014).

4.5

Indenture, dated as of March 22, 2018, by and among CSI Compressco LP, CSI Compressco Finance Inc., the Guarantors party thereto and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Partnership’s Form 8-K filed on March 27, 2018).

4.6	Specimen Unit Certificate representing Common Units (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Partnership’s Registration Statement on Form S-1 filed on April 12, 2011).
**5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
**8.1	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
**23.1	Consent of Ernst & Young LLP.
**23.2	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).
**24.1	Powers of Attorney (contained on signature pages).

*	To be filed, if necessary, by amendment or as an exhibit to a current report on Form 8-K of the registrant.
**	Filed herewith.
Item 17.	Undertakings.
(1)	Each of the undersigned registrants hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)

Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling any of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(4)	Each undersigned registrant hereby undertakes that:
(a)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas on November 15, 2018.

CSI COMPRESSCO LP

By:	/s/Owen Serjeant
Name:	Owen Serjeant
Title:	President

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Owen Serjeant and Bass C. Wallace, Jr., and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 15, 2018.

Name	Title

/s/ Owen Serjeant	President and Director
Owen Serjeant	(Principal Executive Officer)

/s/ Elijio V. Serrano	Chief Financial Officer
Elijio V. Serrano	(Principal Financial Officer)

/s/ Michael E. Moscoso	Vice President – Finance
Michael E. Moscoso	(Principal Accounting Officer)

/s/ Stuart M. Brightman	Chairman
Stuart M. Brightman

/s/ Paul D. Coombs	Director
Paul D. Coombs

/s/ D. Frank Harrison	Director
D. Frank Harrison

Name	Title

/s/ James R. Larson	Director
James R. Larson

/s/ Brady M. Murphy	Director
Brady M. Murphy

/s/ William D. Sullivan	Director
William D. Sullivan